EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following list identifies only Registrant’s significant subsidiaries as defined in Rule 1-02(w) of Regulation S-X.

	Jurisdiction
	of	Year
Name	Incorporation	Organized

Altera International, Inc.	Cayman Islands	1997
Altera International Limited	Hong Kong	1997

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